Exhibit 5.4

Consent of David R. Shaddrick, M.Sc., CPG, P. Geo.

June 11, 2012

Ladies and Gentlemen:

Re: Registration Statement on Form F-10

Reference is made to the technical report dated May 29, 2012 entitled “Technical Report on the Railroad Project (Elko County, Nevada USA)” (the “Report”).

I, David R. Shaddrick, M. Sc., CPG, P.Geo., consent to the use of my name and references to the Report, or portions thereof, in the registration statement on Form F-10 (the “Registration Statement”) of Gold Standard Ventures Corp. to which this consent is attached, the prospectus (“Prospectus”) contained therein and any amendments thereto and any registration statements filed pursuant to Rule 429 under the U.S. Securities Act of 1933, as amended, and to the incorporation by reference of the Report in the Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ David R. Shaddrick
David R. Shaddrick, M.Sc., CPG, P. Geo.